Exhibit 4.4

EUPRAXIA PHARMACEUTICALS INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited and Expressed in Canadian Dollars)

For the Three and Nine Months ended September 30, 2023

EUPRAXIA PHARMACEUTICALS INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited and Expressed in Canadian Dollars)

CONTENTS
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	3

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS	4

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	5

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	7-29

EUPRAXIA PHARMACEUTICALS INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited and Expressed in Canadian Dollars)

	September 30, 2023	December 31, 2022

ASSETS

Current assets
Cash and cash equivalents	$33,209,786	$24,735,934
Prepaid expenses	470,880	319,509
Amounts receivable (Note 5)	92,213	121,510
Total current assets	33,772,879	25,176,953

Non-current assets
Prepaid expenses	4,211	3,373
Equipment (Note 6)	516,039	600,628
Right-of-use asset (Note 7)	57,733	94,847
Total assets	$34,350,862	$25,875,801

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities (Notes 8 and 17)	$3,874,084	$3,966,449
Loans payable – current portion (Note 9)	112,207	107,564
Lease liability – current portion (Note 10)	74,761	68,267
Convertible debt – current portion (Note 12)	15,216,128	-
Total current liabilities	19,277,180	4,142,280

Non-current liabilities
Loans payable (Note 9)	-	84,933
Lease liability (Note 10)	11,790	69,484
Convertible debt (Note 12)	-	11,840,160
Total liabilities	19,288,970	16,136,857

Shareholders’ Equity
Share capital (Note 13(b))	118,052,845	88,622,091
Reserves (Notes 13(b), 13(c) and 13(d))	21,689,303	21,182,383
Deficit	(122,698,503)	(98,573,852)
Equity attributable to the owners of the Company	17,043,645	11,230,622
Non-controlling interest	(1,981,753)	(1,491,678)
Total shareholders’ equity	15,061,892	9,738,944
Total liabilities and shareholders’ equity	$34,350,862	$25,875,801

Nature of business and going concern (Note 1)

Approved and authorized for issue on behalf of the Board of Directors on November 14, 2023:

“John Montalbano”	“James Helliwell”
Director	Director

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited and Expressed in Canadian Dollars)

	Three months ended September 30, 2023	Three months ended September 30, 2022 (Restated – Note 2)	Nine months ended September 30, 2023 (Restated – Note 2)	Nine months ended September 30, 2022 (Restated – Note 2)

Expenses

General and administrative (Note 14)	$2,256,309	$700,376	$5,998,901	$2,491,240
Research and development (Note 15)	6,096,228	3,852,069	13,689,181	10,708,626
Depreciation (Notes 6 and 7)	49,906	49,887	147,709	138,150
Stock-based compensation (Notes 13(c) and 17)	481,910	242,352	1,484,563	958,150
Total expenses	8,884,353	4,844,684	21,320,354	14,296,166

Other income (expense)

Interest income	260,518	192,589	685,211	342,023
Interest expense (Note 21)	(433,288)	(341,846)	(1,242,912)	(926,575)
Foreign exchange gain (loss)	(34,615)	301,112	9,338	359,029
Loss on disposal of assets (Note 6)	-	-	(6,192)	(8,380)
Change in fair value of financial instruments (Note 12)	2,543,484	(696,557)	(2,739,817)	102,161
	2,336,099	(544,702)	(3,294,372)	(131,742)

Net loss and comprehensive loss for the period	$(6,548,254)	$(5,389,386)	$(24,614,726)	$(14,427,908)

Loss and comprehensive loss attributable to:

Owners of the Company	$(6,313,993)	$(5,250,165)	$(24,124,651)	$(14,030,287)
Non-controlling interest	(234,261)	(139,221)	(490,075)	(397,621)

Net loss and comprehensive loss for the period	$(6,548,254)	$(5,389,386)	$(24,614,726)	$(14,427,908)

Loss per share – basic and diluted (Owners of the Company)	$(0.25)	$(0.25)	$(1.04)	$(0.76)
Loss per share – basic and diluted (Non-controlling interest)	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Loss per share – basic and diluted	$(0.26)	$(0.25)	$(1.07)	$(0.78)

Weighted average shares outstanding – basic and diluted	25,524,188	21,393,145	23,093,158	18,538,163

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited and Expressed in Canadian Dollars)

	Number of Shares	Amount	Reserves	Deficit	Non-controlling Interest	Total

Balance, December 31, 2021	14,242,595	77,648,671	16,560,177	(74,257,005)	(833,836)	19,118,007

Overnight marketed public offering, net of transaction costs (Note 13(b)(i))	7,150,550	10,503,420	2,794,428	-	-	13,297,848
Share-based payments (Note 13(c)) (Restated – Note 2)	-	-	958,150	-	-	958,150
Net loss and comprehensive loss for the period (Restated – Note 2)	-	-	-	(14,030,287)	(397,621)	(14,427,908)
Balance, September 30, 2022	21,393,145	$88,152,091	$20,312,755	$(88,287,292)	$(1,231,457)	$18,946,097

Share-based payments (Note 13(c)) (Restated – Note 2)	-	-	929,628	-	-	929,628
Redemption of warrants (Note 13(b)(ii) and 13(d))	200,000	470,000	(60,000)	-	-	410,000
Net loss and comprehensive loss for the period (Restated – Note 2)	-	-	-	(10,286,560)	(260,221)	(10,546,781)
Balance, December 31, 2022	21,593,145	88,622,091	21,182,383	(98,573,852)	(1,491,678)	9,738,944

Share-based payments (Note 13(c))	-	-	1,484,563	-	-	1,484,563
Redemption of warrants (Notes 13(b)(iii) and 13(d))	2,385,484	7,892,685	(974,193)	-	-	6,918,492
Redemption of options (Note 13(b)(iv) and 13(c))	1,600	8,635	(3,450)	-	-	5,185
Non-brokered private placement, net of transaction costs (Note 13(b)(v))	3,282,936	21,529,434	-	-	-	21,529,434
Net loss and comprehensive loss for the period	-	-	-	(24,124,651)	(490,075)	(24,614,726)
Balance, September 30, 2023	27,263,165	$118,052,845	$21,689,303	$(122,698,503)	$(1,981,753)	$15,061,892

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and Expressed in Canadian Dollars)

	Nine months ended September 30, 2023	Nine months ended September 30, 2022 (Restated – Note 2)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss and comprehensive loss	$(24,614,726)	$(14,427,907)
Items not affecting cash
Accrued interest on convertible debt (Note 12)	636,152	635,006
Accrued interest on short term investments	-	(173,273)
Depreciation (Notes 6 and 7)	147,709	138,150
Interest – lease liability (Note 10)	14,572	20,860
Loss on disposal of assets (Note 6)	6,192	8,380
Stock-based compensation (Note 13(c))	1,484,563	958,150
Change in fair value of financial instruments (Note 12)	2,739,817	(102,161)
Unrealized foreign exchange	(9,142)	(351,332)
	(19,594,863)	(13,294,127)
Changes in non-cash working capital balances
Accounts payable and accrued liabilities	(85,645)	(118,745)
Prepaid expenses	(152,208)	(115,562)
Amounts receivable	27,735	39,115
Cash used in operating activities	(19,804,981)	(13,489,319)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of equipment (Note 6)	-	310
Acquisition of equipment (Note 6)	(32,198)	(223,157)
Purchase of short-term investments	-	(18,000,000)
Proceeds from redemption of short-term investments	-	9,008,855
Cash used in investing activities	(32,198)	(9,213,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Overnight marketed public offering (net of transaction costs) (Note 13(b)	-	13,297,848
Private placement offering (net of transaction costs) (Note 13(b)	21,529,434	-
Lease payments (Note 10)	(65,772)	(65,772)
Repayment of loans (Note 9)	(79,565)	(71,536)
Redemption of options (Note 13(c))	5,185	-
Redemption of warrants (Note 13(d))	6,918,492	-
Cash provided by financing activities	28,307,774	13,160,540

Increase (decrease) in cash and cash equivalents	8,470,595	(9,542,771)
Foreign exchange effect on cash and cash equivalents	3,257	454,312
Cash and cash equivalents, beginning of period	24,735,934	20,892,069
Cash and cash equivalents, end of period	$33,209,786	$11,803,610

Supplemental disclosure with respect to cash flows (Note 22)

The accompanying notes are an integral part of these interim condensed consolidated financial statements

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

1.	NATURE OF BUSINESS AND GOING CONCERN

Eupraxia Pharmaceuticals Inc. (the “Company”) was incorporated under the laws of the province of Alberta on May 12, 2011 under the name Plaza Capital Partners Inc. On May 11, 2012, the Company changed its name to Eupraxia Pharmaceuticals Inc. and continued from the province of Alberta to the province of British Columbia.

On October 10, 2012, Eupraxia Holdings, Inc. (“Holdings”) was incorporated under the laws of the State of Delaware, USA. On November 16, 2012, Holdings was registered as an extra-provincial corporation under the laws of the province of British Columbia, Canada. On October 10, 2012, Eupraxia Pharmaceuticals USA, LLC (“Eupraxia USA”) was incorporated under the laws of the State of Delaware. On November 16, 2012, Eupraxia USA was registered as an extra-provincial corporation under the laws of the province of British Columbia. On January 7, 2021, Eupraxia Pharma, Inc. (“Eupraxia Pharma”) was incorporated under the laws of the State of Delaware. On July 4, 2022, Eupraxia Pharmaceuticals Australia Pty Ltd. (“Eupraxia Australia”) was incorporated under the laws of the state of Victoria, Australia. On May 17, 2023, Eupraxia Pharma USA Inc. (“Eupraxia Pharma USA”) was incorporated under the laws of the State of Delaware.

On March 9, 2021, the Company completed its initial public offering on the Toronto Stock Exchange (“TSX”) and began trading under the symbol “EPRX”.

The Company’s principal business is the development of locally-delivered, extended-release alternatives to existing pharmaceuticals. The address of the Company’s corporate office and principal place of business is 201 –2067 Cadboro Bay Road, Victoria, British Columbia, Canada.

These interim condensed consolidated financial statements have been prepared on a going concern basis with the assumption that the Company will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. At September 30, 2023, the Company had cash and cash equivalents of $33,209,786, and working capital of $14,495,699 and the Company has not yet generated revenue from operations. The Company incurred a net loss of $24,614,726 during the nine months ended September 30, 2023 and, as of that date, the Company’s accumulated deficit was $122,698,503. As the Company is in the research and development stage, and has not yet generated revenue from operations, the recoverability of the costs incurred to date is dependent upon the ability of the Company to obtain the necessary funding to complete the research and development of its projects and upon future commercialization or proceeds from the monetization of research activities to date. The Company will periodically have to raise funds to continue operations and recently raised $22,287,125 through a non-brokered private placement of 3,183,875 common shares in August 2023 (see Note 13(b) - Share Capital and Reserves). Although it has been successful in doing so in the past, there is no assurance it will be able to do so in the future, especially with the ongoing conflicts in the Ukraine and the Middle East affecting the global capital markets in addition to the ongoing impact of COVID-19. Recent developments with Silicon Valley Bank (“SVB”) have not impacted the Company’s outlook for cash runway. The Company holds no amounts on deposit with SVB and the convertible debt (see Note 12 – Convertible Debt) which matures in June 2024 remains in good standing, is fully drawn and is not callable by SVB. The Company is active in its pursuit of additional funding through potential partnering and other strategic activities as well as grants to fund future research and development activities, and additional equity financing.

The continued operations of the Company are dependent on its ability to generate future cash flows or obtain additional funding. There is a risk that in the future, additional financing will not be available on a timely basis or on terms acceptable to the Company. These events and conditions indicate a material uncertainty which may cast significant doubt about the Company’s ability to continue as a going concern. These interim condensed consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION

Statement of Compliance

The Company applies IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”). These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 - Interim Financial Reporting. Accordingly, they do not include all the information required for full annual financial statements and should be read in conjunction with the Company’s most recent annual consolidated financial statements as at and for the years ended December 31, 2022 and 2021.

The same accounting policies and methods of computation are followed in these interim condensed consolidated financial statements as compared with the most recent annual consolidated financial statements as at and for the years ended December 31, 2022 and 2021.

Basis of Measurement

The interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at fair value. The interim condense consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

Unaudited quarterly financial data and restatement of previously issued unaudited interim condensed consolidated financial statements

The following tables below includes the impact of corrections to misstatements in the prior period results, including comparative figures and other interim periods for which the Company has filed interim financial statements related to the 2022 and 2023 years. The source of these restatements is as follows:

Change in Valuation of the Convertible Debt

Upon further analysis of the debt agreement, it was determined that the Company should have recorded the convertible debt with Silicon Valley Bank as a debt instrument with no equity component. In identifying the change in the accounting for this instrument, the Company has designated the liability as fair value through profit and loss (“ FVTPL”) and has restated the financial statements to revalue the liability each period, with the change in fair value being recorded as other income (expense). This change in accounting also impacted the accretion of the liability and decreased the related interest expense. For the periods presented, the Company has recorded adjustments to changes in fair value and interest expense of $15,127 and $287,961 (three months ended March 31, 2022); $813,845 and $296,768 (three months ended June 30, 2022) and $696,557 and $341,846 (three months ended September 30, 2022); and $429,724 and $397,910 (three months ended March 31, 2023); and $4,853,577 and $411,714 (three months ended June 30, 2023), respectively.

Share-Based Compensation

The Company has recorded an adjustment to share-based payments expense for shares that were issued at the time of its initial public offering to take into consideration the implied accounting value of the shares. As a result of this change in value, the Company has decreased the share-based payments expense by $466,791, 249,007 and 242,352 for the three months ended March 31, 2022, June 30, 2022 and September 30, 2022, respectively.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

The summary of the quarterly statement of operations for 2022 (as reported and restated) are presented as follows:

	As Reported

	Three months ended March 31, 2022	Three months ended June 30, 2022	Three months ended September 30, 2022	Nine months ended September 30, 2022

Share-based payments	$526,342	$ 272,027	$ 265,625	$ 1,063,994
Interest expense	(334,590)	(369,598)	(420,502)	(1,124,690)

Net loss and comprehensive loss for the period	(3,759,546)	(6,279,724)	(4,794,758)	(14,834,028)

Loss and comprehensive loss attributable to Owners of the Company	(3,690,782)	(6,090,088)	(4,655,537)	(14,436,407)

Loss per share – basic and diluted (Owners of the Company)	(0.26)	(0.31)	(0.22)	(0.78)

Loss per share – basic and diluted	$(0.26)	$ (0.32)	$(0.22)	$ (0.80)

	As Restated

	Three months ended March 31, 2022	Three months ended June 30, 2022	Three months ended September 30, 2022	Nine months ended September 30, 2022

Share-based payments	$ 466,791	$ 249,007	$ 242,352	$ 958,150
Interest expense	(287,961)	(296,768)	(341,846)	(926,575)
Change in fair value	(15,127)	813,845	(696,557)	102,161

Net loss and comprehensive loss for the period	(3,668,493)	(5,370,029)	(5,389,386)	(14,427,908)

Loss and comprehensive loss attributable to Owners of the Company	(3,599,729)	(5,180,393)	(5,250,165)	(14,030,287)

Loss per share – basic and diluted (Owners of the Company)	(0.26)	(0.26)	(0.25)	(0.76)

Loss per share – basic and diluted	$ (0.26)	$ (0.27)	$(0.26)	$ (0.78)

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

The summary of the quarterly statement of operations for 2023 (as reported and restated) are presented as follows:

	As reported

	Three months ended March 31, 2023	Three months ended June 30, 2023	Six months ended June 30, 2023

Interest expense	(506,363)	(563,141)	(1,069,504)

Net loss and comprehensive loss for the period	(5,042,226)	(8,000,825)	(13,043,051)

Loss and comprehensive loss attributable to Owners of the Company	(4,959,878)	(7,827,359)	(12,787,237)

Loss per share – basic and diluted (Owners of the Company)	(0.23)	(0.36)	(0.59)

Loss per share – basic and diluted	$ (0.23)	$ (0.36)	$ (0.60)

	As restated

	Three months ended March 31, 2023	Three months ended June 30, 2023	Six months ended June 30, 2023

Interest expense	(397,910)	(411,714)	(809,624)
Change in fair value	(429,724)	(4,853,577)	(5,283,301)

Net loss and comprehensive loss for the period	(5,363,497)	(12,702,975)	(18,066,472)

Loss and comprehensive loss attributable: Owners of the Company	(5,281,149)	(12,529,509)	(17,810,658)

Loss per share – basic and diluted (Owners of the Company)	(0.24)	(0.57)	(0.81)

Loss per share – basic and diluted	$ (0.25)	$ (0.58)	$ (0.83)

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

These interim condensed consolidated financial statements include the accounts of the Company and the accounts of its subsidiaries. The financial statements of subsidiaries are included in the interim condensed consolidated financial statements from the date that control commences until the date that control ceases. Control exists when an entity is exposed to or has rights to variable returns from its involvement with the entity and has the ability to affect these returns through its power over the entity. All significant intercompany transactions and balances have been eliminated.

Non-controlling interest in the net assets of consolidated subsidiaries are identified separately from the Company’s equity. Non-controlling interest consists of the non-controlling interest as at the date of the original transaction plus the non-controlling interest’s share of changes in equity since that date.

Company Entity	Date of Incorporation	Jurisdiction of Incorporation	Effective Interest (Note 13(e))

Eupraxia Holdings, Inc.	October 10, 2012	Delaware, USA	95%
Eupraxia Pharmaceuticals USA, LLC	October 10, 2012	Delaware, USA	95%
AMDM Holdings Inc.(2)	April 6, 2016	Washington, USA	95%
Eupraxia Pharma, Inc.	January 7, 2021	Delaware, USA	95%
Eupraxia Pharmaceuticals Australia Pty Ltd.	July 4, 2022	Victoria, Australia	100%(1)
Eupraxia Pharma USA Inc.	May 17, 2023	Delaware, USA	100%(1)

(1)	Wholly-owned subsidiary of Eupraxia Pharmaceuticals Inc.
(2)	Date of control occurred on January 31, 2021 (see Note 13 (e)).

Upcoming Accounting Standards and Interpretations

The Company has not yet adopted certain new standards, amendments and interpretations to existing standards, which have been published but are only effective for accounting periods beginning on or after January 1, 2024 or later periods. The new and amended standards are not expected to have a material impact on the Company’s consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

4.	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of the interim condensed consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and reported amounts of expenses during the reporting period, which, by their nature, are uncertain. Actual outcomes could differ from these estimates. The impacts of such estimates are pervasive throughout the interim condensed consolidated financial statements and may require accounting adjustments based on future events. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i)

Share-based payments are measured at fair value, using the Black-Scholes option pricing model, at the grant date and expensed over the vesting period. In determining the fair value, the Company makes estimates of the expected volatility of the shares, the expected life of the share-based instrument, and an estimated risk-free interest rate; and

ii)

Financial liabilities carried at FVTPL are measured at fair value, including the bifurcation components when required, at the recognition or modification date of the instrument. In determining the fair value, the Company makes estimates of expected volatility of the shares and the expected discount on a similar debt instrument, or the market interest rates of non-convertible debentures. When the settlement alternatives for such instruments is contingent on future events, the Company also makes estimates of the probability and timing for such events.

Critical accounting judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments. The Company’s management made the following critical accounting judgments:

i)

The determination of whether the Company is in the “research” or “development” stage of operations. During the research stage of operations, all expenditures associated with the advancement of the technology are expensed in the period they are incurred;

ii)	The determination of the functional currency of the Company and its subsidiaries; and
iii)	Assessment of the appropriateness of the going concern assertion and events and conditions that indicate a material uncertainty that may cast significant doubt thereon.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

5.	AMOUNTS RECEIVABLE

	September 30, 2023	December 31, 2022

Government grants (Note 16)	$10,661	$18,816
Trade receivable	2,021	-
GST/HST recoverable	79,531	52,358
Other refundable tax credits (1)	-	50,336

Total	$92,213	$121,510

(1)

Other refundable tax credits are due to tax incentives for research and development costs incurred by Eupraxia Australia during the fiscal year ended December 31, 2022 which were received during the nine months ended September 30, 2023.

6.	EQUIPMENT

	Computers	Office	Leasehold Improvements	Lab	Total

Cost

As at December 31, 2021	$ 129,003	$ 92,888	$ 170,308	$ 367,117	$ 759,316
Additions	26,761	7,345	-	274,264	308,370
Dispositions	(60,173)	(10,302)	-	-	(70,475)

As at December 31, 2022	95,591	89,931	170,308	641,381	997,211
Additions	16,150	-	-	16,048	32,198
Dispositions	(2,183)	-	-	(21,426)	(23,609)

As at September 30, 2023	$ 109,558	$ 89,931	$ 170,308	$ 636,003	$ 1,005,800

Accumulated Depreciation

As at December 31, 2021	$ 90,254	$ 59,543	$ 115,807	$ 48,976	$ 314,580
Depreciation	22,355	6,832	18,686	95,915	143,788
Dispositions	(55,039)	(6,746)	-	-	(61,785)

As at December 31, 2022	57,570	59,629	134,493	144,891	396,583
Depreciation	16,938	4,545	14,014	75,098	110,595
Dispositions	(1,998)	-	-	(15,419)	(17,417)

As at September 30, 2023	$ 72,510	$ 64,174	$ 148,507	$ 204,570	$ 489,761

Carrying Amount

As at December 31, 2022	$ 38,021	$ 30,302	$ 35,815	$ 496,490	$ 600,628

As at September 30, 2023	$ 37,048	$ 25,757	$ 21,801	$ 431,433	$ 516,039

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

7.	RIGHT-OF-USE ASSET

The following table presents details of movement in the carrying value of the right-of-use asset:

	September 30, 2023	December 31, 2022

Beginning Balance	$ 94,847	$ 144,332
Amortization	(37,114)	(49,485)

Ending Balance	$ 57,733	$ 94,847

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	September 30, 2023	December 31, 2022

Research and development	$2,446,996	$ 2,894,806
General and administrative	1,083,738	354,762
Wages and payroll remittances	343,350	21,666
Bonus(1)	-	695,215

Total	$ 3,874,084	$ 3,966,449

(1)	Bonus relates to a corporate bonus accrued during the year ended December 31, 2022 which was paid out to employees during the nine months ended September 30, 2023.

9.	LOAN PAYABLE

On September 10, 2021, the Company entered into a Master Loan and Security Agreement (“Loan Agreement”) whereby the Company borrowed USD235,000 to purchase production and test equipment (see Note 6 – Equipment).

The Loan Agreement has a term of 36 months commencing September 13, 2021. The Loan Agreement accrues interest at 5.84% per annum with monthly payments (principal and interest) being made on the 1st of each month, beginning October 1, 2021. As part of the agreement, the Company granted the lender first priority interest on the equipment it purchased.

Below is a breakdown of the loan balance as at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

Balance, beginning	$ 192,497	$275,105
Loan repayment	(79,565)	(97,486)
Foreign exchange adjustment	(725)	14,878

Balance, ending	$ 112,207	$192,497

Current portion	$ 112,207	$107,564
Non-current portion	$ -	$84,933

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

10.	LEASES

The Company entered into a lease agreement for its Victoria, BC facility (of approximately 4,900 square feet of office space) which expires on November 30, 2024.

	September 30, 2023	December 31, 2022

Opening balance	$137,751	$197,634
Interest expense	14,572	27,813
Payments	(65,772)	(87,696)

Ending balance	$86,551	$137,751

Current portion	$74,761	$68,267

Non-current portion	$11,790	$69,484

The incremental borrowing rate on lease liabilities is 14%. Variable lease payments comprised of operating, maintenance and property tax fees totaling $23,982 for the three months ended September 30, 2023 (three months ended September 30, 2022 – $21,620) and $70,266 for the nine months ended September 30, 2023 are included in general and administrative expenses (nine months ended September 30, 2022 – $64,860).

The Company subleased a portion of its office space with amounts totaling $8,226 and $24,678 for the three and nine months ended September 30, 2023 (three and nine months ended September 30, 2022 – $7,960 and $23,835) being recorded as a reduction to general and administrative expenses.

The Company’s lease payments for office space over the remaining term of the lease are as follows:

	2023	2024

Office	$21,924	$80,388

The following is a reconciliation of the undiscounted lease commitment and lease liability at September 30, 2023:

Total undiscounted lease commitment		$ 102,312
Balance remaining of tenant allowance to be repaid		(1,031)
Discount using incremental borrowing rate		(14,730)

Total lease liability at September 30, 2023		$ 86,551

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

11.	AURITEC LICENSE AGREEMENT

Eupraxia USA entered into an amended and restated license agreement with Auritec Pharmaceuticals Inc. (“Auritec”) on October 9, 2018 (as further amended, the “Amended and Restated License Agreement”). Under the terms of the Amended and Restated License Agreement, Auritec has granted Eupraxia USA an exclusive license (including the right to sublicense to its affiliates and third parties) under the licensed patents held by Auritec and for all the technical information and knowhow relating to the technology claimed in the licensed patents held by Auritec with respect to the use of Auritec’s “Plexis Platform” for the delivery of fluticasone in all medical fields (except for otolaryngology and the prevention, treatment and control of all diseases, disorders and conditions of the eye and its adnexa (collectively, the “Excluded Fields”)), to develop, make, have made, manufacture, use, commercialize, sell, sub-license, offer for sale, import, and have imported products for the delivery of fluticasone drug products using the Plexis Platform in all medical fields except the Excluded Fields (“Licensed Products”).

Pursuant to the terms of the Amended and Restated License Agreement, in consideration for the rights and exclusive license granted to Eupraxia USA, Eupraxia USA paid the Upfront Fee (as defined in the Amended and Restated License Agreement) of USD5,000,000 by the end of December 31, 2021 with the agreement currently in good standing. In addition, Eupraxia USA has agreed to pay Auritec up to USD30,000,000 upon achievement of certain regulatory and commercial milestones related to products licensed under the Amended and Restated License Agreement (“Licensed Products”) as well as a royalty of 4% of net sales of Licensed Products by Eupraxia USA or its affiliates, subject to certain reductions.

The following table summarizes the milestone payment schedule. As of September 30, 2023, none of these milestones have been accrued or provided for in the financial statements.

Milestone Event	Milestone Payment (USD)

Successful Completion of a Phase 2b Study	5,000,000
First OA Regulatory Approval	5,000,000
Second OA Regulatory Approval	5,000,000
Non-OA Indication Regulatory Approval	10,000,000
First calendar year in which aggregate Net Sales by Eupraxia USA, its affiliates and sublicenses exceed USD500,000,000	5,000,000

Maximum amount payable	30,000,000

Eupraxia USA also agreed to pay Auritec 20% of sublicensing royalties or other consideration based on net sales of Licensed Products. Eupraxia USA further agreed to pay Auritec a percentage of Non-Royalty Monetization Revenue (as defined in the Amended and Restated License Agreement), which includes payments received for a sale of Eupraxia USA or sale or sublicense of a Licensed Product, which percentage ranges from 10% to 30% depending on the development stage of the most-advanced Licensed Product, up to a maximum of USD100,000,000. The following table summarizes the Non-Royalty Monetization Revenue percentage schedule:

Date of Execution	Percentage of Non-Royalty Monetization Revenue

Prior to Successful Completion of a Phase 2b Study	30%
After Successful Completion of a Phase 2b Study but prior to Successful Completion of a Phase 3 Study	20%
After Successful Completion of a Phase 3 Study but prior to Regulatory Approval of a Product in the Eupraxia Field from FDA in the United States	15%
After Regulatory Approval of a Product in the Eupraxia Field from FDA in the United States	10%

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

12.	CONVERTIBLE DEBT

On June 21, 2021, the Company entered into a convertible debt agreement (the “Debt Agreement”) with Silicon Valley Bank (“SVB”) and concurrently drew down, in full, the $10,000,000 principal amount under the Debt Agreement.

The Debt Agreement has a term of 36 months (or 48 months at SVB’s election). The Debt Agreement accrues interest at the greater of 2.45% and the Canadian prime rate, requiring monthly interest payments in cash. An additional payment in kind will accrue at a rate of 7% per annum, which will be settled at maturity or on conversion. During the nine months ended September 30, 2023, the Canadian prime rate ranged from 6.45% - 7.20% (2.45% - 5.45% during the nine months ended September 30, 2022).

Subject to the terms and conditions of the Debt Agreement, SVB may elect to convert the principal amount of the convertible debt and the accrued and unpaid interest thereon into common shares at a conversion price equal to $5.68 per common share. The conversion price of the accrued and unpaid interest will be subject to the minimum pricing requirements of the TSX, to the extent applicable, at the time of conversion.

The Company will have the right (the “Call Right”) to call the convertible debt by paying to SVB an amount equal to:

i.

125% of the principal amount of the convertible debt (less principal amounts previously repaid), if the Call Right is exercised on or before the 18 month anniversary of the date of the Debt Agreement; and

ii.	150% of the principal amount of the convertible debt (less principal amounts previously repaid), if the Call Right is exercised after the 18 month anniversary of the date of the Debt Agreement,

in either case together with all accrued and unpaid interest on the principal balance of the convertible debt. If the Call Right is exercised by the Company, SVB will retain certain lookback rights in the event the Company subsequently announces its topline data from its Phase 2 clinical study or the Company enters into an agreement to be acquired in the 12 months following the exercise of the Call Right. The Company has agreed to grant SVB a security interest in all of its assets, excluding its patents and other intellectual property, and the testing and product equipment by way of the loan agreement it entered into on September 10, 2021 (Note 9 – Loans Payable) as security for its obligations under the Debt Agreement.

The Company was required, on or prior to June 30, 2022, to raise additional net new capital, as defined in the Debt Agreement, in the aggregate amount of $10,000,000. During the year ended December 31, 2022, the Company completed a $14.7 million financing which satisfied the net new capital requirement of the Debt Agreement (see Note 13 – Share Capital and Reserves).

As at September 30, 2023 and December 31, 2022, the loan balance is comprised of the following:

	September 30, 2023	December 31, 2022

Opening balance	$11,840,160	$9,518,332
Interest expense	1,219,950	1,249,006
Interest paid	(583,799)	(396,736)
Change in fair value	2,739,817	1,469,558
Ending balance	$15,216,128	$11,840,160

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

12.	CONVERTIBLE DEBT (continued)

On March 10, 2023, SVB failed and its holdings were transferred on March 13 2023 to Silicon Valley Bridge Bank, N.A (“Bridge Bank”) being operated by the US Federal Deposit Insurance Corporation (“FDIC”). The Ontario Superior Court of Justice subsequently granted a winding up order and have appointed a third party to begin an orderly, court-supervised process to restructure the branch to ensure an orderly transition of SVB’s Canadian branch to Bridge Bank. The Company’s Debt Agreement with SVB remains in good standing as at the date of approval of these interim condensed consolidated financial statements and is fully drawn.

13.	SHARE CAPITAL and RESERVES

a)	Authorized
●	An unlimited number of Common shares, with no par value, with one vote per share.
●	An unlimited number of Preferred shares, with no par value (none have been issued to date).

b)	Issued

Capital transactions which took place during the year ended December 31, 2022, are as follows:

i)

On April 20, 2022, the Company announced that it had closed an overnight marketed public offering (the “Offering”). Pursuant to the Offering, Eupraxia issued 7,150,550 units at a price of $2.05 per unit and 181,000 warrants at a price of $0.40 per warrant for aggregate gross proceeds of $14,712,928.

Each unit consists of one common share and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one common share at an exercise price of $3.00 per common share for a period of 48 months, expiring on April 20, 2026.

As consideration for the services rendered by the Underwriters in connection with the Offering, the Company paid the Underwriters a cash commission of $1,029,905 which is equal to 7% of the gross proceeds raised under the Offering and granted 500,538 warrants (“Compensation Warrant”), which is equal to 7% of the total units and warrants issued in the Offering. Each Compensation Warrant entitles the holder thereof to acquire one common share at an exercise price of $2.05 per common share for a period of 48 months, expiring on April 20, 2026. An additional $89,600 in legal and agents’ expenses were also paid to the Underwriters. The Company incurred an additional $295,575 in share issuance costs associated with the Offering.

The Company allocated the proceeds of the Units, including the relative allocation of issuance costs, between the common shares ($10,503,420) and the warrants ($2,794,428) on the basis of the closing price of the common shares on the date of issuance.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

13.	SHARE CAPITAL and RESERVES (continued)

b)	Issued (continued)

ii)

During the year ended December 31, 2022, 200,000 common shares (year ended December 2021 – nil common shares) were issued on the exercise of warrants for gross proceeds of $410,000. The weighted average share price during the period in which these warrants were exercised was $4.18. On exercise, $60,000 was transferred from reserves to share capital.

Capital transactions which took place during the nine months ended September 30, 2023.

iii)

During the nine months ended September 30, 2023, 2,385,484 common shares were issued on the exercise of warrants for gross proceeds of $6,918,492. The weighted average share price during the period in which these warrants were exercised was $7.15. On exercise, $974,193 was transferred from reserves to share capital.

iv)

During the nine months ended September 30, 2023, 1,600 common shares were issued on the exercise of options for gross proceeds of $5,185. The weighted average share price during the period in which these options were exercised was $5.59. On exercise, $3,450 was transferred from reserves to share capital.

v)

On August 18, 2023, the Company closed a non-brokered private placement (the “Private Placement”). Pursuant to the Private Placement, the Company issued 3,183,875 common shares at a price of $7.00 per Common share for aggregate gross proceeds of $22,287,125. The Company incurred cash costs of issuing shares of $757,691. In addition, the Company issued 99,061 common shares as finder’s fees which were valued at $693,427.

c)	Options

Under the Amended Stock Option Plan (the “Amended Plan”), approved by the Board of Directors on October 27, 2021 and ratified by Shareholders on December 3, 2021, the Board of Directors may grant stock options to directors, officers, employees and consultants of the Company up to an aggregate of 18.5% of the Company’s then issued and outstanding common shares.

Options granted under the Amended Plan have lives of up to ten years from the date of grant. The vesting schedule of all granted options is determined at the discretion of the Board. Unless otherwise determined by the Board, in its sole discretion, all grants of options will vest over a three-year period, with the first twenty-five percent (25%) of the Options vesting on the date of grant, and the remaining options vesting over the following thirty-six-month period in three equal instalments on an annual basis.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

13.	SHARE CAPITAL and RESERVES (continued)

c)	Options (continued)

The following table summarizes the Company’s option transactions:

	Number of options	Weighted average exercise price

Outstanding, December 31, 2021	2,134,250	$7.83
Granted	1,172,200	3.16

Outstanding, December 31, 2022	3,306,450	6.18
Exercised	(1,600)	3.24
Cancelled	(4,800)	3.24
Granted	257,200	6.91

Outstanding, September 30, 2023	3,557,250	$6.23

As at September 30, 2023, the following options were outstanding:

Grant Date	Options Outstanding	Options Exercisable	Exercise Price	Expiry Date	Remaining Contractual Life (years)

Sep 27, 2015	186,250	186,250	$8.00(3)	Mar 31, 2025	1.50
Nov 2, 2015	95,000	95,000	$8.00(3)	Nov 2, 2025	2.10
Mar 5, 2018	452,250	452,250	$8.00(3)	Mar 5, 2028	4.43
Mar 9, 2021	756,950	567,713(1)	$8.00	Mar 9, 2031	7.45
Mar 9, 2021	326,800	326,800(2)	$8.00	Mar 9, 2031	7.45
May 3, 2021	257,000	192,750(1)(4)	$8.00	May 3, 2031	7.60
Dec 9, 2021	60,000	55,000 (5)(6)	$2.02	Dec 9, 2031	8.20
Mar 31, 2022	411,500	205,750(7)	$1.90	Mar 31, 2032	8.51
Dec 9, 2022	754,300	246,492(8)(9)(10)	$3.85	Dec 9, 2032	9.20
May 18, 2023	180,000	45,000(11)	$6.84	May 18, 2033	9.64
May 30, 2023	17,200	4,300(12)	$6.75	May 30, 2033	9.67
Sep 27, 2023	60,000	15,000(12)	$7.16	Sep 12, 2033	10.00

	3,557,250	2,392,305	$6.23		7.48

(1)

Options granted to employees and board members of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(2)	Options granted to employees and board members of the Company vesting 100% as of the grant date.
(3)	On March 9, 2021 the exercise price of these options was modified from $10.00 per share to $8.00 per share.
(4)	These options were granted to the Company’s CFO on May 3, 2021 but were not approved until the Company’s AGM on December 3, 2021.
(5)	50,000 options granted to board members of the Company vesting 100% as of the grant date.
(6)

10,000 options granted vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(7)

Options granted to employees of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(8)

660,400 options granted to employees of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(9)	75,000 options granted to board members of the Company vesting 100% as of the grant date.
(10)	20,000 options granted vesting as follows: 33% vest immediately, 33% vest on the first anniversary of the grant date, and 33% vest on the second anniversary of the grant date.
(11)

These options were granted to the Company’s CMO on May 18, 2023 and vest as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

13.	SHARE CAPITAL and RESERVES (continued)

c)	Options (continued)

(12)

Options granted to employees of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

The share-based compensation expense was determined based on the fair value of options at the date of measurement using the Black-Scholes option pricing model with the following weighted-average assumptions for the nine months ended September 30, 2023 and 2022.

Options granted during the nine months ended	September 30, 2023	September 30, 2022

Expected dividend yield	0.00%	0.00%
Expected forfeiture rate	0.00%	0.00%
Weighted average annual volatility	72.06%	72.50%
Weighted average risk-free interest rate	3.58%	2.39%
Weighted average expected option life	5.5 years	5.75 years
Weighted average share price	$6.91	$1.90
Weighted average exercise price	$6.91	$1.90
Weighted average fair value of options granted	$4.38	$1.20

Share-based payments for the three and nine months ended September 30, 2023 were $481,910 and $1,484,563 (three and nine months ended September 30, 2022 - $242,352 and $958,150 – see Note 2 – Basis of Presentation ).

d)	Warrants

The following table summarizes the Company’s warrant transactions:

	Number of warrants	Weighted average exercise price

Outstanding December 31, 2021	4,161,898	$8.81
Issued	7,832,088	2.94
Expired	(289,172)	8.00
Exercised	(200,000)	2.05

Outstanding December 31, 2022	11,504,814	$4.95
Exercised	(2,385,484)	2.90

Outstanding September 30, 2023	9,119,330	$5.49

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

13.	SHARE CAPITAL and RESERVES (continued)

d)	Warrants (continued)

As at September 30, 2023, the following warrants were outstanding:

Expiry date	Exercise price	Remaining contractual life (years)	Warrants outstanding and exercisable

120 days after holder or common-law partner ceases to be a Director/ Officer or consultant	$0.7572	N/A	243,421
120 days after former spouse ceases to be a Director/ Officer or consultant	0.7572	N/A	137,500
120 days after holder ceases to be a Director/ Officer or consultant	0.4984	N/A	315,500
January 4, 2024	5.5993	0.26	239,080
January 4, 2024	7.1991	0.26	39,846
January 8, 2024	5.5993	0.28	31,877
March 9, 2026	11.20	2.44	2,826,274
April 20, 2026	3.00	2.56	5,196,550
April 20, 2026	2.05	2.56	50,054
April 29, 2026	11.20	2.58	39,228

	$5.49		9,119,330

e)	Class B Non-Voting shares

On January 31, 2021, the Company entered into a contribution agreement with the Chief Scientific Officer of the Company, and certain of the Company’s subsidiaries (the “Contribution Agreement”). Pursuant to the Contribution Agreement, the Company acquired AMDM Holdings Inc., a corporation wholly-owned by the Chief Scientific Officer, which held 5% of the equity interest in the Company’s subsidiary, Eupraxia USA. In exchange, the Company issued to the Chief Scientific Officer 225 non-voting Class B shares (the “Class B Shares”) in Eupraxia Pharma Inc. representing 5% of the outstanding securities of Eupraxia Pharma. The Company holds the remaining 95% of such securities, which consists of 4,275 voting Class A shares.

Each Class B Share is exchangeable into common shares of the Company based on an exchange rate of 2,500 common shares for each Class B Share, subject to adjustments upon the occurrence of certain events, for a total of 562,500 common shares. The Class B Shares are exchangeable by the Chief Scientific Officer at her election, provided that the Company may force the exchange of the Class B Shares into common shares of the Company at any time on or after January 31, 2031, or on or after January 31, 2026 if the Company is listed on a stock exchange and is a reporting issuer in Canada at such time. The Company may also force the exchange of the Class B Shares into common shares if there is a change of control transaction involving the Company, a change in law which makes the exchange necessary or desirable or if there are a de minimis number of Class B Shares outstanding. If the Company is listed on a stock exchange at the time of the applicable exchange, the Company may elect to pay the Chief Scientific Officer cash in lieu of issuing common shares, with such cash amount to be determined based on the then current market price of the common shares of the Company.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

14.	GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses are comprised of the following:

	Three months ended September 30, 2023	Three months ended September 30, 2022	Nine months ended September 30, 2023	Nine months ended September 30, 2022

Office expenses	$94,483	$67,639	$326,844	$228,774
Insurance	137,142	80,621	370,647	340,010
Travel	145,605	23,446	336,252	115,774
Professional fees	1,199,604	56,187	2,824,051	256,118
Public company costs	98,976	54,182	334,771	202,789
Salaries and benefits (Notes 17)	580,499	418,301	1,806,336	1,347,775

Total expenses during the period	$2,256,309	$700,376	$5,998,901	$2,491,240

15.	RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are comprised of the following:

	Three months ended September 30, 2023	Three months ended September 30, 2022	Nine months ended September 30, 2023	Nine months ended September 30, 2022

Direct research and development
Preclinical	$934,186	$312,854	$1,813,770	$982,602
Clinical	1,424,310	2,188,601	4,692,762	5,357,333
Manufacturing & analytical	2,649,544	498,567	4,134,955	2,057,094
Regulatory	130,324	246,998	390,622	565,271

	5,138,364	3,247,020	11,032,109	8,962,300

Pipeline Development	14,633	79,615	108,933	112,382
Other research and development	133,973	155,144	459,759	310,942
Salaries and benefits (Note 17)	845,240	431,780	2,251,402	1,633,098
Government grants (Note 16)	(35,982)	(61,490)	(162,893)	(310,096)
SR&ED and other R&D tax incentives	-	-	(129)	-

Total expenses during the period	$6,096,228	$3,852,069	$13,689,181	$10,708,626

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

16.	GOVERNMENT GRANTS AND ASSISTANCE

National Research Council – Industrial Research Assistance Program (“NRC-IRAP”)

On October 1, 2021, the Company entered into an agreement with NRC-IRAP for funding support of specified research and development activities during a project phase, commencing on September 1, 2021 and ending on December 15, 2023. Under the agreement, NRC-IRAP would reimburse up to 80% of supported salary costs, and 50% of supported contractor fees to a maximum of $700,000.

At September 30, 2023, there was $10,661 (December 31, 2022 - $18,816) of government grants recorded in amounts receivable and collected subsequent to period end.

The following table summarizes the government grants and assistance the Company received or accrued during the period:

	Three months ended September 30, 2023	Three months ended September 30, 2022	Nine months ended September 30, 2023	Nine months ended September 30, 2022

NRC-IRAP	$ 35,982	$ 61,490	$ 162,893	$ 295,708
Biotalent Canada	-	-	-	14,388

Total	$ 35,982	$ 61,490	$ 162,893	$ 310,096

Government assistance of $35,982 and $162,893 for the three and nine months ended September 30, 2023 ($61,490 and $310,096 for the three and nine months ended September 30, 2022) relating to research and development activities has been offset against research and development expense.

17.	RELATED PARTIES

Due to/from Related Parties

Related parties include directors, officers and companies controlled by Key Management Personnel (which includes directors and senior management comprising the CEO, CBO, CFO, CMO, and CSO). Key Management Personnel are those who have the authority and responsibility for planning, directing and controlling the activities of the Company, either directly or indirectly.

As at September 30, 2023, $221,144 (December 31, 2022 - $547,720) is due to Key Management Personnel (as defined above) representing accrued compensation and the reimbursement of business expenses.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

17.	RELATED PARTIES (continued)

Compensation for Key Management Personnel

The aggregate value of compensation for Key Management Personnel was as follows:

Compensation, during the period ended	Three months ended September 30, 2023	Three months ended September 30, 2022 (Restated – Note 2)	Nine months ended September 30, 2023	Nine months ended September 30, 2022 (Restated – Note 2)
Salaries and benefits	$573,648	$323,875	$1,515,931	$971,625
Share-based payments	319,092	205,164	1,104,226	803,827
Total	$892,740	$529,039	$2,620,157	$1,775,452

18.	COMMITMENTS

The Company may be required to make milestone, royalty, and other research and development funding payments under research and development collaboration and other agreements with third parties (see Note 11 – Auritec License Agreement). These payments are contingent upon the achievement of specific development, regulatory and/or commercial milestones. The Company has not accrued these payments as at September 30, 2023 due to the uncertainty over whether these milestones will be achieved.

Eupraxia has entered into a number of service contracts with its vendors. Some of those contacts have cancellation clauses which state Eupraxia would pay a cancellation fee of between 50% and 100% of the next service milestone if it terminates the contract. As of September 30, 2023, there have been no cancellation of contracts that would trigger a cancellation fee.

19.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities, loans payable and convertible debt.

There were no changes to the Company’s risk exposures or management of risks during the period ended September 30, 2023. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company believes it has no significant credit risk, as its cash and cash equivalents being its primary exposure to credit risk, is with a large Canadian bank. The Company’s maximum exposure to credit risk is the carrying value of these financial assets.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2023, the Company had cash and cash equivalents of $33,209,786 (December 31, 2022 - $24,735,934) in addition to current liabilities of $19,277,180 (December 31, 2022 - $4,142,280). Management is currently working on certain strategic alternatives including, but not limited to, financing arrangements. There is no assurance, however, that any or all of these alternatives will materialize or that additional funding will be available, if and when needed.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

19.	FINANCIAL INSTRUMENTS (continued)

Liquidity risk (continued)

Contractual Obligations	Total	Less than 1 year	1 - 3 years
Convertible Debt (Note 12) (1)	$11,809,627	$11,809,627	$-
Accounts Payable and Accrued Interest (Note 8)(2))	2,761,243	2,761,243	-
Loans Payable (Note 9)	112,207	112,207	-
Leases (Note 10)	102,312	87,696	14,616
Total Contractual Obligations	$14,785,389	$14,770,773	$14,616

(1)	Included principal of $10,000,000 and paid in kind interest of $1,809,627.
(2)	Included amounts owing to vendors as well as accrued interest.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate cash flow risk; and to the extent that the prevailing market interest rates differ from the interest rate on the Company’s monetary assets and liabilities, the Company is exposed to interest rate price risk. At September 30, 2023, the Company maintains a convertible debt facility totaling $10,000,000 as well as having a loan of USD235,000 of which a principal balance of $112,207 (USD82,993) remains as at September 30, 2023.

The convertible debt accrues interest at the greater of 2.45% and the Canadian prime rate, requiring monthly interest payments. An additional payment in kind accrues at a rate of 7% per annum, which will be settled at maturity or on conversion. The loan used to purchase equipment during the year ended December 31, 2021 accrues interest at a fixed rate of 5.84%.

As at September 30, 2023, management has determined the effect on the future results of operations due to a change in the current Canadian prime rate. An impact of a 1% change in the Canadian prime rate would impact the amount of interest to be paid over the remaining term of the convertible debt facility by approximately $85,400.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

19.	FINANCIAL INSTRUMENTS (continued)

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to currency risk due to its frequency of transactions in US dollars. The Company does not use derivatives to hedge against this risk; however, it has purchased US dollars to cover the majority of anticipated costs of the Company’s Phase 3 clinical trial. At September 30, 2023, the Company held cash of USD1,898,600 (December 31, 2022 – USD1,159,926), had accounts payable of USD1,305,225 (December 31, 2022 – USD1,814,067) and a loan payable of USD82,993 (December 31, 2022 – USD142,127) which were translated to Canadian dollars at an exchange rate of 1.3520 (December 31, 2022 – 1.3544). The impact of a 10% change in the exchange rates would have an impact of approximately $69,000 (December 31, 2022 – $107,800) on profit or loss. The Company also has cash held in Australian dollars and accounts payable in Australian dollars, Great Britain pounds and Euros. The impact of a 10% change in the exchange of the Great Britian pounds would have a $28,600 on profit or loss. The impact of a 10% change in the exchanges of other currencies would have an immaterial effect on future cash flows.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk and foreign currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer or by factors affecting all similar financial instruments traded in the market. The Company is not exposed to significant price risk with respect to commodity or equity prices.

Fair Value Measurement

The Company categorizes its financial instruments measured at fair value into one of three different levels depending on the observation of inputs used in the measurement.

Level 1: Fair value is based on unadjusted quoted prices for identical assets or liabilities in active markets

Level 2: Fair value is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3: Fair value is based on valuation techniques that require one or more significant unobservable inputs

The Company’s financial instruments consist of cash and cash equivalents, short-term investments, accounts payable and accrued liabilities, loans payable and convertible debt. With the exception of convertible debt, the carrying value of the Company’s financial instruments approximate their fair values due to their short-term maturities.

The following table summarizes information regarding the classification and carrying values of the Company’s financial instruments measured at amortized cost:

Financial assets/liabilities	September 30, 2023	December 31, 2022

Cash and cash equivalents	$33,209,786	$24,735,934

Accounts payable and accrued liabilities	$3,874,084	$3,966,449

Loans payable	$112,207	$192,497

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

19.	FINANCIAL INSTRUMENTS (continued)

The following table summarizes information regarding the changes in fair value of liabilities measured at fair value, categorized as Level 3:

Convertible Debt

Balance as at December 31, 2021	$9,518,332
Interest expense	1,249,006
Interest paid	(396,736)
Change in fair value
1,469,558
Balance as at December 31, 2022	$11,840,160
Interest expense	1,219,950
Interest paid	(583,799)
Change in fair value	2,739,817
Balance as at September 30, 2023	$15,216,128

For the convertible debt, the key inputs that affect the ongoing valuation are: the discount price, the share price and the share price volatility.

20.	CAPITAL DISCLOSURES

The Company’s principal source of capital is from the issuance of common shares, although other initiatives such as warrants, convertible notes, special warrants and debt have been utilized. The Company’s capital management objective is to obtain sufficient capital to develop scientific programs that can be added to the product portfolio using the Company’s novel drug delivery platform. To meet these objectives, management monitors the Company’s ongoing capital requirements whilst examining each scientific program for its ability to meet patient’s medical needs, address a large market and novel drug kinetics. The capital structure of the Company consists of shareholders equity attributable to common shareholders, which includes share capital, reserves, and deficit totalling $17,043,645 (December 31, 2022-$11,230,622).

Management reviews the capital structure on a regular basis to ensure that the above objectives are met. There have been no changes to the Company’s approach to capital management during the nine months ended September 30, 2023. The Company is not subject to externally imposed capital requirements.

21.	INTEREST EXPENSE

Interest expense is comprised of the following:

	Three months ended September 30, 2023	Three months ended September 30, 2022 (Restated – Note 2)	Nine months ended September 30, 2023	Nine months ended September 30, 2022 (Restated – Note 2)

Interest on convertible debt (Note 12)	$ 426,005	$ 327,068	$ 1,219,950	$ 885,506
Interest on lease liability (Note 10)	4,858	6,953	14,572	20,860
Other interest	2,425	7,825	8,390	20,209

Total	$ 433,288	$ 341,846	$ 1,242,912	$ 926,575

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2023

(Unaudited and Expressed in Canadian Dollars)

22.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The Company paid interest of $592,189 during the nine months ended September 30, 2023 ($270,709 paid during the nine months ended September 30, 2022).

The Company received interest of $751,786 during the nine months ended September 30, 2023 ($183,460 received during the nine months ended September 30, 2022).

The Company had the following significant non-cash transactions during the nine months ended September 30, 2023:

●	99,061 common shares (valued at $693,427) were issued as part of the financing on August 18, 2023 as a payment of finder’s fees (see Note 13(a)(v)).

The Company had the following significant non-cash transactions during the nine months ended September 30, 2022:

●	500,538 warrants (valued at $200,215) were issued as part of the financing on April 20, 2022 to the Underwriters (see Note 13(b)(i).

A detailed breakdown of cash and cash equivalents is as follows:

	September 30, 2023	December 31, 2022

Cash	$33,209,786	$14,669,359
Cash equivalents	-	10,066,575

Total	$33,209,786	$24,735,934